Exhibit 10.4

www.nortelnetworks.com

Frank A. Dunn
President and
Chief Executive Officer

Nortel Networks
8200 Dixie Road Suite 100
Brampton ON L6T 5P6 Canada
Tel  905.863.1001
Fax  905.863.8406

June 23, 2003

Nortel Networks Corporation
8200 Dixie Road, Suite 100
Brampton, Ontario
L6T 5P6

Attention:	William J. Donovan Sr. Vice-President, Human Resources

To:	To: The Joint Leadership Resources Committee of the Board of Directors of Nortel Networks Corporation and Nortel Networks Limited (the “Committee”)

By this letter, I am notifying the Committee that I have decided to voluntarily turn in for cancellation immediately all of the following stock options to purchase common shares of Nortel Networks Corporation (“Nortel Networks”) granted to me, Frank A. Dunn (GID 0111578), on the dates indicated:

•	120,000 options to purchase common shares of Nortel Networks against a subscription price of CDN $82.3300 each granted on January 24, 1995.

•	21,334 options to purchase common shares of Nortel Networks against a subscription price of CDN $16.5250 each granted on January 29, 1998.

•	93,334 options to purchase common shares of Nortel Networks against a subscription price of CDN $23.7000 each granted on January 28, 1999.

•	200,000 options to purchase common shares of Nortel Networks against a subscription price of US $21.9375 each granted on July 29, 1999.

•	200,000 options to purchase common shares of Nortel Networks against a subscription price of CDN $71.1450 each granted on January 27, 2000.

•	250,000 options to purchase common shares of Nortel Networks against a subscription price of CDN $87.7100 each granted on June 9, 2000.

•	250,000 options to purchase common shares of Nortel Networks against a subscription price of CDN $57.6700 each granted on January 25, 2001.

I understand and acknowledge that, as a result of my voluntary action of turning in the foregoing stock options to Nortel Networks for immediate cancellation, I will no longer have any right, title or interest in or to such stock options, including no longer having the right to exercise such stock options. I also understand and acknowledge that I have not and will not receive any new options, payment or other consideration or value from Nortel Networks or any other person as a result of or in connection with my return of the stock options described above for cancellation. In this regard, I hereby fully release and forever discharge Nortel Networks and each of its subsidiaries and each of Nortel Networks and its subsidiaries’ respective affiliates, directors, officers, employees and representatives of and from any and all manner of actions, causes of actions, suits, debts, accounts, covenants, contracts, claims, including, without limitation, claims under applicable human rights legislation, and demands whatsoever which I have had, now have or which my heirs, executors, administrators, or assigns or any of them, hereafter can, shall or may have against any such person for or by reason of any cause, matter or thing whatsoever in connection with the stock options that I hereby return to Nortel Networks for cancellation.

I also fully acknowledge that I have obtained, to the extent I have deemed necessary, the necessary legal and financial counsel regarding this matter.

Yours sincerely,

/s/ FRANK A. DUNN
Name: Frank A. Dunn

Date and place: June 23, 2003 Brampton, Ontario Canada

NORTEL NETWORKS CORPORATION

/s/ DOUGLAS C. BEATTY
Name: Douglas C.Beatty

/s/ GORDON A. DAVIES
Name: Gordon A. Davies

Accepted this 23rd day of June, 2003